EXHIBIT 99.1
RETAIL VENTURES ANNOUNCES UNDERWRITER’S EXERCISE OF ITS OPTION
TO PURCHASE ADDITIONAL PIESSM
Columbus, Ohio —/September 15th/PR Newswire/— Retail Ventures, Inc. (NYSE:RVI) announced today the closing of the exercise by Lehman Brothers, the sole underwriter, of its entire option to purchase an additional aggregate principal amount of $18,750,000 of 6.625% Mandatorily Exchangeable Notes due September 15, 2011, or PIESsm (Premium Income Exchangeable SecuritiesSM) pursuant to the underwriting agreement. The initial closing of the PIES occurred on August 16, 2006 and the total principal amount of the PIES, including Lehman Brothers’ exercise of its option to purchase additional PIES, is $143,750,000.
The net proceeds from this exercise of the option to purchase additional PIES will be used for general corporate purposes.
A copy of the prospectus relating to the offering may be obtained by contacting Lehman Brothers Inc., c/o ADP Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, NY 11717; Email: monica_castillo@adp.com; Fax: (631) 254-7268.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Retail Ventures, Inc. is a leading off-price retailer operating, as of September 15, 2006, 113 Value City Department Stores in the Midwest, mid-Atlantic and southeastern U.S., 28 Filene’s Basement Stores in major metropolitan areas in the Northeast and Midwest and 213 better-branded DSW stores in major metropolitan areas throughout the country. DSW also supplies shoes, under supply arrangements, to 216 locations for other non-related retailers in the United States.
SOURCE: Retail Ventures, Inc.
Contact: Jim McGrady, Chief Financial Officer — (614) 478-2208